Exhibit 32

STATEMENT PURSUANT TO 18 U.S.C. § 1350

Pursuant to 18 U.S.C. § 1350, each of the undersigned certifies that, to his knowledge, this Quarterly Report on Form 10-Q for the period ended September 30, 2012, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Westmoreland Coal Company.

WESTMORELAND COAL COMPANY

Date: November 8, 2012	/s/ Keith E. Alessi
Keith E. Alessi
Chief Executive Officer
(Principal Executive Officer)

Date: November 8, 2012	/s/ Kevin A. Paprzycki
Kevin A. Paprzycki
Chief Financial Officer and Treasurer
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to Westmoreland Coal Company and will be retained by Westmoreland Coal Company and furnished to the Securities and Exchange Commission or its staff upon request.